Q4 News Release

Calgary, February 2, 2024	Exhibit 99.1

Imperial announces fourth quarter 2023 financial and operating results
•Quarterly net income of $1,365 million
•Cash flow from operating activities of $1,311 million and cash flow from operating activities excluding working capital1 of $1,799 million
•Upstream production of 452,000 gross oil-equivalent barrels per day, highest in over 30 years when adjusted for divestment of XTO Energy Canada
•Highest ever quarterly production at Kearl of 308,000 total gross oil-equivalent barrels per day (218,000 barrels Imperial's share)
•Started steam injection at Cold Lake Grand Rapids, which will be the first deployment in industry of solvent-assisted SAGD technology
•Strong Downstream operating performance with refinery capacity utilization of 94 percent, following completion of the largest planned turnaround in Sarnia site history
•Returned more than $2.7 billion to shareholders in the fourth quarter, including successful completion of the substantial issuer bid
•Quarterly dividend increased by 20 percent from 50 cents to 60 cents per share
•Released annual corporate Sustainability report, outlining the company's sustainability focus areas and progress

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2023	2022	∆I	2023	2022	∆I
Net income (loss) (U.S. GAAP)	1,365	1,727	(362)	4,889	7,340	(2,451)
Net income (loss) per common share, assuming dilution (dollars)	2.47	2.86	(0.39)	8.49	11.44	(2.95)
Capital and exploration expenditures	469	488	(19)	1,778	1,490	+288

Imperial reported estimated net income in the fourth quarter of $1,365 million and cash flow from operating activities of $1,311 million, compared to net income of $1,601 million and cash flow from operating activities of $2,359 million in the third quarter of 2023. Excluding the impacts of working capital1, cash flow from operating activities was $1,799 million, compared to $1,946 million in the third quarter. Fourth quarter results reflect strong operating performance, which was more than offset by weaker commodity prices. Full-year estimated net income was $4,889 million with cash flow from operating activities of $3,734 million. Excluding the impacts of working capital1, full-year cash flow from operating activities was $6,435 million.

“Our strong 2023 financial results were underpinned by solid operational performance across all of our businesses, highlighted by record production and substantial unit cost reductions at Kearl,” said Brad Corson, chairman, president and chief executive officer. “Throughout the year, we also made significant progress on strategic investments that will help lower emissions and capture value for our shareholders, including the Grand Rapids expansion at Cold Lake and the renewable diesel facility at our Strathcona refinery.”

Upstream production in the fourth quarter averaged 452,000 gross oil-equivalent barrels per day, the highest quarterly production in over 30 years when adjusting for the divestment of XTO Energy Canada, with full-year production of 413,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production averaged 308,000 barrels per day (218,000 barrels Imperial's share), the highest quarterly production in the asset’s history. Kearl also delivered record full-year production of 270,000 total gross barrels per day (191,000 barrels Imperial's share).

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

Q4 News Release

Across other Upstream assets, Cold Lake quarterly gross production averaged 139,000 barrels per day with annual production of 135,000 gross barrels per day. In December, the company began injecting steam at Cold Lake Grand Rapids Phase 1, marking the successful start-up of what will be the industry’s first-ever solvent-assisted steam-assisted gravity drainage (SA-SAGD) project. The project is expected to achieve 15,000 gross barrels per day of production at full rates and also reduce greenhouse gas emissions intensity by up to 40 percent compared to existing steam processes. The initial steam injection phase is expected to last until the end of the first quarter of 2024, with production ramping up over the following months. At Syncrude, quarterly production increased to 85,000 gross barrels per day following the completion of its planned turnaround in the third quarter of 2023, with full-year production of 76,000 barrels per day.

In the Downstream, quarterly throughput averaged 407,000 barrels per day with refinery capacity utilization of 94 percent following the successful completion of the largest planned turnaround in Sarnia site history, which was completed under budget and ahead of schedule in October. Full-year throughput also averaged 407,000 barrels per day with capacity utilization of 94 percent, achieving several full-year production records across the company's refineries. Petroleum product sales in the quarter averaged 476,000 barrels per day with annual sales averaging 471,000 barrels per day. Work on the company’s Strathcona renewable diesel facility continues to progress, with construction of above ground tankage nearing completion. The project remains on-plan with renewable diesel production expected to begin in 2025.

During the quarter, Imperial returned $2,746 million to shareholders through dividend payments, accelerated completion of the company's annual normal course issuer bid program and successful completion of the company's $1.5 billion substantial issuer bid program in December.

“Throughout 2023 Imperial has returned over $4.9 billion to shareholders through our reliable and growing dividend and industry-leading share repurchase program,” said Corson. “We remain confident of our company’s ability to generate robust free cash flow1 over a range of business conditions and I am pleased to announce a 20 percent increase to our quarterly dividend.”

In November, Imperial released its annual Sustainability report which highlights progress and momentum in the company’s key sustainability focus areas, including the previously announced company-wide net-zero goal in operations through collaboration with government and other industry partners. “Imperial is committed to advancing innovation and strategic partnerships to help address the significant challenge of supplying energy to Canadians in an affordable, secure and sustainable way,” said Corson.

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

IMPERIAL OIL LIMITED
Fourth quarter highlights
•Net income of $1,365 million or $2.47 per share on a diluted basis, compared to $1,727 million or $2.86 per share in the fourth quarter of 2022, primarily driven by lower commodity prices.
•Cash flows from operating activities of $1,311 million, compared to cash flows from operating activities of $2,797 million in the fourth quarter of 2022. Cash flows from operating activities excluding working capital1 of $1,799 million, compared to $2,452 million in the same period of 2022.
•Capital and exploration expenditures totalled $469 million, compared to $488 million in the fourth quarter of 2022.

•The company returned $2,746 million to shareholders in the fourth quarter of 2023, including $288 million in dividends paid, $958 million in share repurchases through its accelerated normal course issuer bid and successful completion of its $1.5 billion substantial issuer bid program in December.

•Production averaged 452,000 gross oil-equivalent barrels per day, the highest quarterly production in over 30 years when adjusting for the divestment of XTO Energy Canada, up from 441,000 gross oil-equivalent barrels per day in the same period of 2022.

•Total gross bitumen production at Kearl averaged 308,000 barrels per day (218,000 barrels Imperial's share), the highest quarterly production in the asset's history, up from 284,000 barrels per day (201,000 barrels Imperial's share) in the fourth quarter of 2022. Higher production was primarily driven by improved reliability, plant capacity utilization, and increased mine equipment productivity.
•Gross bitumen production at Cold Lake averaged 139,000 barrels per day, compared to 141,000 barrels per day in the fourth quarter of 2022.
•Successfully started steam injection at the Cold Lake Grand Rapids Phase 1 (GRP1) project. The initial steam injection phase is expected to last until the end of the first quarter of 2024, with production ramping up over the following months. GRP1 will be the first SA-SAGD project in industry and is expected to achieve 15,000 gross barrels per day of production at full rates while also reducing greenhouse gas emissions intensity by up to 40 percent compared to existing cyclic steam stimulation technology.
•The company's share of gross production from Syncrude averaged 85,000 barrels per day, compared to 87,000 barrels per day in the fourth quarter of 2022.
•Refinery throughput averaged 407,000 barrels per day, compared to 433,000 barrels per day in the fourth quarter of 2022. Capacity utilization was 94 percent, compared to 101 percent in the fourth quarter of 2022. Fourth quarter 2023 results include impacts from the planned turnaround in Sarnia, the largest in site history, which was completed under budget and ahead of schedule in October.
•Petroleum product sales were 476,000 barrels per day, compared to 487,000 barrels per day in the fourth quarter of 2022.
•Chemical net income of $17 million in the quarter, compared to $41 million in the fourth quarter of 2022. Lower net income was primarily driven by the impact of planned turnaround activities.

•Released annual Sustainability report which highlights progress and momentum in the company’s key sustainability focus areas, and complements the company’s Advancing Climate Solutions report published in the third quarter of 2023.

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Recent business environment

Energy markets began to normalize in 2023, down from their 2022 high. While demand for liquids set a record in 2023, supply continued to grow. During the first half of 2023, the price of crude oil declined, impacted by higher inventory levels. In the second half, crude oil prices increased as a result of strong demand, tight inventory levels, and ongoing actions by OPEC+ oil producers to limit supply. In addition, the Canadian WTI/WCS spread began to weaken in the fourth quarter, but remained in line with 2022 on an annual basis. Throughout 2023, strong demand for gasoline and distillate combined with low inventories kept refining margins strong, but short of 2022 levels on an annual basis. In the fourth quarter refining margins dropped due to higher inventory and lower seasonal demand.

Operating results
Fourth quarter 2023 vs. fourth quarter 2022

	Fourth Quarter
millions of Canadian dollars, unless noted	2023	2022
Net income (loss) (U.S. GAAP)	1,365	1,727
Net income (loss) per common share, assuming dilution (dollars)	2.47	2.86

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Average bitumen realizations increased by $4.20 per barrel. Higher bitumen realizations were primarily driven by the narrowing of the WTI/WCS spread, partially offset by lower marker prices. Synthetic crude oil realizations decreased by $9.85 per barrel, generally in line with WTI.

Volumes – Higher volumes were primarily driven by improved reliability, plant capacity utilization, and mine equipment productivity at Kearl.

Other – Includes lower operating expenses of about $160 million, primarily due to lower energy prices.

Marker prices and average realizations

	Fourth Quarter
Canadian dollars, unless noted	2023	2022
West Texas Intermediate (US$ per barrel)	78.54	82.58
Western Canada Select (US$ per barrel)	56.80	57.00
WTI/WCS Spread (US$ per barrel)	21.74	25.58
Bitumen (per barrel)	64.05	59.85
Synthetic crude oil (per barrel)	105.37	115.22
Average foreign exchange rate (US$)	0.73	0.74

IMPERIAL OIL LIMITED
Production

	Fourth Quarter
thousands of barrels per day	2023	2022
Kearl (Imperial's share)	218	201
Cold Lake	139	141
Syncrude (a)	85	87

Kearl total gross production (thousands of barrels per day)	308	284
(a)In the fourth quarter of 2023, Syncrude gross production included about 1 thousand barrels per day of bitumen and other products (2022 - 2 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by improved reliability, plant capacity utilization, and mine equipment productivity.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Refinery utilization and petroleum product sales

	Fourth Quarter
thousands of barrels per day, unless noted	2023	2022
Refinery throughput	407	433
Refinery capacity utilization (percent)	94	101
Petroleum product sales	476	487

Lower refinery throughput in the fourth quarter of 2023 reflects the impact of planned turnaround activities at Sarnia refinery.

Lower petroleum product sales in the fourth quarter of 2023 were primarily driven by lower wholesale customer volume.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Fourth Quarter
millions of Canadian dollars	2023	2022
Net income (loss) (U.S. GAAP)	(17)	(33)

Liquidity and capital resources

	Fourth Quarter
millions of Canadian dollars	2023	2022
Cash flows from (used in):
Operating activities	1,311	2,797
Investing activities	(411)	(473)
Financing activities	(2,752)	(2,151)
Increase (decrease) in cash and cash equivalents	(1,852)	173

Cash and cash equivalents at period end	864	3,749

Cash flows from operating activities primarily reflect unfavourable working capital impacts and lower Downstream margins.

Cash flows used in investing activities primarily reflect higher proceeds from asset sales.

Cash flows used in financing activities primarily reflect:

	Fourth Quarter
millions of Canadian dollars, unless noted	2023	2022
Dividends paid	288	211
Per share dividend paid (dollars)	0.50	0.34
Share repurchases (a)	2,458	1,934
Number of shares purchased (millions) (a)	30.8	27.3
(a)Share repurchases were made under the company's normal course issuer bid program for the periods disclosed. Substantial issuer bids were undertaken and commenced on November 4, 2022 (expired on December 9, 2022), and November 3, 2023 (expired on December 8, 2023). Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid, and by way of a proportionate tender under the company's substantial issuer bids.

The company completed share repurchases under its normal course issuer bid on October 19, 2023.

On November 3, 2023, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $1.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on December 13, 2023, with the company taking up and paying for 19,108,280 common shares at a price of $78.50 per share, for an aggregate purchase of $1.5 billion and 3.4 percent of Imperial's issued and outstanding shares at the close of business on October 30, 2023. This included 13,299,349 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

IMPERIAL OIL LIMITED
Full-year 2023 vs. full-year 2022

	Twelve Months
millions of Canadian dollars, unless noted	2023	2022
Net income (loss) (U.S. GAAP)	4,889	7,340
Net income (loss) per common share, assuming dilution (dollars)	8.49	11.44
Net income (loss) excluding identified items[1]	4,889	7,132

Prior year results included favourable identified items1 of $208 million related to the company's gain on the sale of interests in XTO Energy Canada.

Upstream
Net income (loss) factor analysis
millions of Canadian dollars
Price – Lower bitumen realizations were primarily driven by lower marker prices. Average bitumen realizations decreased by $17.25 per barrel, generally in line with WCS, and synthetic crude oil realizations decreased by $19.89 per barrel, generally in line with WTI.

Volumes – Lower volumes were primarily driven by steam cycle timing at Cold Lake, and the absence of XTO Energy Canada production, partially offset by improved reliability, plant capacity utilization, and mine equipment productivity at Kearl.

Royalty – Lower royalties were primarily driven by weakened commodity prices.

Identified Items1 – Prior year results included favourable identified items1 related to the company's gain on the sale of interests in XTO Energy Canada.

Other – Includes favourable foreign exchange impacts of about $380 million, and lower operating expenses of about $380 million, primarily due to lower energy prices.

Marker prices and average realizations

	Twelve Months
Canadian dollars, unless noted	2023	2022
West Texas Intermediate (US$ per barrel)	77.60	94.36
Western Canada Select (US$ per barrel)	58.97	76.28
WTI/WCS Spread (US$ per barrel)	18.63	18.08
Bitumen (per barrel)	67.42	84.67
Synthetic crude oil (per barrel)	105.57	125.46
Average foreign exchange rate (US$)	0.74	0.77

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Production

	Twelve Months
thousands of barrels per day	2023	2022
Kearl (Imperial's share)	191	172
Cold Lake	135	144
Syncrude (a)	76	77

Kearl total gross production (thousands of barrels per day)	270	242
(a)In 2023, Syncrude gross production included about 1 thousand barrels per day of bitumen and other products (2022 - 3 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by improved reliability, plant capacity utilization, and mine equipment productivity.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Higher turnaround impacts of about $340 million, associated with the planned turnaround activities at the Strathcona and Sarnia refineries, partially offset by favourable foreign exchange impacts of about $210 million, improved volumes of about $50 million, and lower operating expenses of about $50 million, primarily due to lower energy prices.

Refinery utilization and petroleum product sales

	Twelve Months
thousands of barrels per day, unless noted	2023	2022
Refinery throughput	407	418
Refinery capacity utilization (percent)	94	98
Petroleum product sales	471	475

Lower refinery throughput in 2023 reflects the impact of planned turnaround activities at Strathcona and Sarnia refineries.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Twelve Months
millions of Canadian dollars	2023	2022
Net income (loss) (U.S. GAAP)	(88)	(131)

Liquidity and capital resources

	Twelve Months
millions of Canadian dollars	2023	2022
Cash flows from (used in):
Operating activities	3,734	10,482
Investing activities	(1,694)	(618)
Financing activities	(4,925)	(8,268)
Increase (decrease) in cash and cash equivalents	(2,885)	1,596

Cash flows from operating activities primarily reflect unfavourable working capital impacts, including an income tax catch-up payment of $2.1 billion, as well as lower Upstream realizations and Downstream margins.

Cash flows used in investing activities primarily reflect the absence of proceeds from the sale of interests in XTO Energy Canada, and higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Twelve Months
millions of Canadian dollars, unless noted	2023	2022
Dividends paid	1,103	851
Per share dividend paid (dollars)	1.88	1.29
Share repurchases (a)	3,800	6,395
Number of shares purchased (millions) (a)	48.3	93.9
(a)Share repurchases were made under the company's normal course issuer bid program for the periods disclosed. Substantial issuer bids were undertaken and commenced on May 6, 2022 (expired on June 10, 2022), November 4, 2022 (expired on December 9, 2022), and November 3, 2023 (expired on December 8, 2023). Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid, and by way of a proportionate tender under the company's substantial issuer bids.

On June 27, 2023, the company announced that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid to continue its then existing share purchase program. The program enabled the company to purchase up to a maximum of 29,207,635 common shares during the period June 29, 2023 to June 28, 2024. The program completed on October 19, 2023 as a result of the company purchasing the maximum allowable number of shares under the program.

On November 3, 2023, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $1.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on December 13, 2023, with the company taking up and paying for 19,108,280 common shares at a price of $78.50 per share, for an aggregate purchase of $1.5 billion and 3.4 percent of Imperial's issued and outstanding shares at the close of business on October 30, 2023. This included 13,299,349 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Similarly, discussion of emission-reduction future plans to support a net-zero future are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, the impact and timing of the Cold Lake Grand Rapids phase 1 project, including expected production and reductions to greenhouse gas emissions intensity, and the timing of steam injection and production ramp-up for such project; the company’s Strathcona renewable diesel project, including timing, expected production, and the reduction to greenhouse gas emissions; other references to the company’s strategic investments helping to reduce emissions and capture value for shareholders; references to advancing innovation and strategic partnerships to help supply energy in an affordable, secure and sustainable way; and the company’s ability to generate free cash flow1.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Cold Lake Grand Rapids Phase 1 project and the Strathcona renewable diesel project; for shareholder returns and free cash flow generation, assumptions such as cash flow forecasts, financing sources and capital structure; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions intensity, including but not limited to Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, and any changes in the scope, terms, or costs of such projects; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; receipt of regulatory approvals in a timely manner; performance of third party service providers; refinery utilization; applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital and environmental expenditures; and commodity prices, foreign exchange rates and general market conditions, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; political or regulatory events, including changes in law or government policy, and environmental regulation including climate change, greenhouse gas and low carbon fuel regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2023	2022	2023	2022

Net income (loss) (U.S. GAAP)
Total revenues and other income	13,109	14,453	50,969	59,670
Total expenses	11,369	12,174	44,600	50,186
Income (loss) before income taxes	1,740	2,279	6,369	9,484
Income taxes	375	552	1,480	2,144
Net income (loss)	1,365	1,727	4,889	7,340

Net income (loss) per common share (dollars)	2.47	2.87	8.51	11.47
Net income (loss) per common share - assuming dilution (dollars)	2.47	2.86	8.49	11.44

Other financial data
Gain (loss) on asset sales, after tax	47	—	63	241

Total assets at December 31			41,199	43,524

Total debt at December 31			4,132	4,155

Shareholders' equity at December 31			22,222	22,413

Capital employed at December 31			26,375	26,593

Dividends declared on common stock
Total	278	266	1,115	932
Per common share (dollars)	0.50	0.44	1.94	1.46

Millions of common shares outstanding
At December 31			535.8	584.2
Average - assuming dilution	553.7	603.0	575.9	641.5

IMPERIAL OIL LIMITED

	Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022

Total cash and cash equivalents at period end	864	3,749	864	3,749

Operating activities
Net income (loss)	1,365	1,727	4,889	7,340
Adjustments for non-cash items:
Depreciation and depletion	489	465	1,907	1,897
(Gain) loss on asset sales	(54)	(3)	(73)	(158)
Deferred income taxes and other	154	281	(85)	(77)
Changes in operating assets and liabilities	(488)	345	(2,701)	1,485
All other items - net	(155)	(18)	(203)	(5)
Cash flows from (used in) operating activities	1,311	2,797	3,734	10,482

Investing activities
Additions to property, plant and equipment	(470)	(492)	(1,785)	(1,526)
Proceeds from asset sales	57	18	86	904
Additional investments	—	—	—	(6)
Loans to equity companies - net	2	1	5	10
Cash flows from (used in) investing activities	(411)	(473)	(1,694)	(618)
Cash flows from (used in) financing activities	(2,752)	(2,151)	(4,925)	(8,268)

IMPERIAL OIL LIMITED

	Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022

Net income (loss) (U.S. GAAP)
Upstream	770	531	2,512	3,645
Downstream	595	1,188	2,301	3,622
Chemical	17	41	164	204
Corporate and other	(17)	(33)	(88)	(131)
Net income (loss)	1,365	1,727	4,889	7,340

Revenues and other income
Upstream	4,415	4,332	16,512	19,764
Downstream	14,529	15,919	55,858	64,985
Chemical	329	422	1,581	1,976
Eliminations / Corporate and other	(6,164)	(6,220)	(22,982)	(27,055)
Revenues and other income	13,109	14,453	50,969	59,670

Purchases of crude oil and products
Upstream	1,809	1,787	6,636	7,971
Downstream	12,496	13,110	47,886	55,569
Chemical	206	260	997	1,330
Eliminations	(6,194)	(6,264)	(23,120)	(27,128)
Purchases of crude oil and products	8,317	8,893	32,399	37,742

Production and manufacturing
Upstream	1,187	1,438	4,917	5,491
Downstream	411	447	1,702	1,640
Chemical	74	80	260	273
Eliminations	—	—	—	—
Production and manufacturing	1,672	1,965	6,879	7,404

Selling and general
Upstream	—	—	—	—
Downstream	199	179	693	653
Chemical	20	23	89	85
Eliminations / Corporate and other	9	55	75	144
Selling and general	228	257	857	882

Capital and exploration expenditures
Upstream	240	364	1,108	1,128
Downstream	143	94	472	295
Chemical	12	5	23	10
Corporate and other	74	25	175	57
Capital and exploration expenditures	469	488	1,778	1,490
Exploration expenses charged to Upstream income included above	2	1	5	5

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2023	2022	2023	2022

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	218	201	191	172
Cold Lake	139	141	135	144
Syncrude (a)	85	87	76	77
Conventional	5	6	5	8
Total crude oil production	447	435	407	401
NGLs available for sale	—	—	—	1
Total crude oil and NGL production	447	435	407	402

Gross natural gas production (millions of cubic feet per day)	30	37	33	85

Gross oil-equivalent production (b)	452	441	413	416
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	198	184	177	157
Cold Lake	107	105	106	106
Syncrude (a)	80	77	67	63
Conventional	5	6	5	8
Total crude oil production	390	372	355	334
NGLs available for sale	—	—	—	1
Total crude oil and NGL production	390	372	355	335

Net natural gas production (millions of cubic feet per day)	29	37	32	83

Net oil-equivalent production (b)	395	378	360	349
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	302	277	263	236
Cold Lake blend sales (thousands of barrels per day)	186	186	179	188
NGL sales (thousands of barrels per day)	—	—	—	1

Average realizations (Canadian dollars)
Bitumen (per barrel)	64.05	59.85	67.42	84.67
Synthetic crude oil (per barrel)	105.37	115.22	105.57	125.46
Conventional crude oil (per barrel)	33.81	67.91	59.30	97.45
NGL (per barrel)	—	—	—	64.92
Natural gas (per thousand cubic feet)	2.30	5.54	2.58	5.69

Refinery throughput (thousands of barrels per day)	407	433	407	418
Refinery capacity utilization (percent)	94	101	94	98

Petroleum product sales (thousands of barrels per day)
Gasolines	229	242	228	229
Heating, diesel and jet fuels	175	180	176	176
Lube oils and other products	43	41	43	47
Heavy fuel oils	29	24	24	23
Net petroleum products sales	476	487	471	475
Petrochemical sales (thousands of tonnes)	170	193	820	842
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	1	2	1	3
Net bitumen and other products production (thousands of barrels per day)	1	2	1	3
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Third Quarter	1,601	2.76
Fourth Quarter	1,365	2.47
Year	4,889	8.49
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute "non-GAAP financial measures" under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and "specified financial measures" under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,311	2,797	3,734	10,482

Less changes in working capital
Changes in operating assets and liabilities	(488)	345	(2,701)	1,485
Cash flows from (used in) operating activities excl. working capital	1,799	2,452	6,435	8,997

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,311	2,797	3,734	10,482

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(470)	(492)	(1,785)	(1,526)
Proceeds from asset sales	57	18	86	904
Additional investments	—	—	—	(6)
Loans to equity companies - net	2	1	5	10
Free cash flow	900	2,324	2,040	9,864

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of income
Net income (loss) (U.S. GAAP)	1,365	1,727	4,889	7,340

Less identified items included in Net income (loss)
Gain/(loss) on sale of assets	—	—	—	208
Subtotal of identified items	—	—	—	208

Net income (loss) excluding identified items	1,365	1,727	4,889	7,132

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serves as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of income
Total expenses	11,369	12,174	44,600	50,186
Less:
Purchases of crude oil and products	8,317	8,893	32,399	37,742
Federal excise taxes and fuel charge	621	563	2,402	2,179
Depreciation and depletion	489	465	1,907	1,897
Non-service pension and postretirement benefit	22	4	82	17
Financing	18	26	69	60
Cash operating costs	1,902	2,223	7,741	8,291

Components of cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of income
Production and manufacturing	1,672	1,965	6,879	7,404
Selling and general	228	257	857	882
Exploration	2	1	5	5
Cash operating costs	1,902	2,223	7,741	8,291

Segment contributions to total cash operating costs

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2023	2022	2023	2022
Upstream	1,189	1,439	4,922	5,496
Downstream	610	626	2,395	2,293
Chemicals	94	103	349	358
Corporate / Eliminations	9	55	75	144
Cash operating costs	1,902	2,223	7,741	8,291

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Fourth Quarter
	2023				2022
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,187	493	276	377	1,438	673	327	393
Selling and general	—	—	—	—	—	—	—	—
Exploration	2	—	—	—	1	—	—	—
Cash operating costs	1,189	493	276	377	1,439	673	327	393

Gross oil-equivalent production	452	218	139	85	441	201	141	87
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	28.59	24.58	21.58	48.21	35.47	36.39	25.21	49.10
USD converted at the quarterly average forex	20.87	17.94	15.75	35.19	26.25	26.93	18.66	36.33
2023 US$0.73; 2022 US$0.74

	Twelve Months
	2023				2022
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	4,917	2,097	1,144	1,533	5,491	2,353	1,344	1,563
Selling and general	—	—	—	—	—	—	—	—
Exploration	5	—	—	—	5	—	—	—
Cash operating costs	4,922	2,097	1,144	1,533	5,496	2,353	1,344	1,563

Gross oil-equivalent production	413	191	135	76	416	172	144	77
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	32.65	30.08	23.22	55.26	36.20	37.48	25.57	55.61
USD converted at the YTD average forex	24.16	22.26	17.18	40.89	27.87	28.86	19.69	42.82
2023 US$0.74; 2022 US$0.77

(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.